Exhibit 4.18

U.S. PROSPECTUS

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

2014 Stock Option Plan

February 13, 2014

Semiconductor Manufacturing International Corporation (the “Company”) is offering an aggregate of 3,207,377,124 of its authorized but unissued ordinary shares* to employees, directors and consultants of the Company or its subsidiaries pursuant to the terms and conditions of the Semiconductor Manufacturing International Corporation 2014 Stock Option Plan (the “Plan”) and the Semiconductor Manufacturing International Corporation 2014 Employee Stock Purchase Plan.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).

* Represents 3,207,377,124 Ordinary Shares par value $0.0004 per share (referred to as “Common Shares” herein) reserved for grant and issuance under the Plan and under the Company’s 2014 Employee Stock Purchase Plan in the aggregate at the inception of the plans (the “Initial Shares”).

Table of Contents

Clause		Page
1	WHAT IS THE STATUS OF THE PLAN?	1
2	WHAT IS THE PURPOSE OF THE PLAN?	2
3	WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?	2
4	WHAT KINDS OF AWARDS ARE GRANTED UNDER THE PLAN?	2
5	WHAT KINDS OF AWARDS AM I ELIGIBLE TO RECEIVE UNDER THE PLAN?	2
6	HOW DO I TRACK THE PRICE OF COMMON SHARES?	2
7	WHAT IS AN ADS?	2
8	HOW DO I TRACK THE PRICE OF THE ADSS?	3
9	WHAT ARE THE FOREIGN EXCHANGE RISKS THAT APPLY?	3
10	IS THERE A LIMIT TO THE NUMBER OR SIZE OF OPTIONS I MAY RECEIVE UNDER THE PLAN?	3
11	WHERE DO I FIND THE TERMS OF MY OPTIONS?	3
12	WHEN CAN I EXERCISE OPTIONS GRANTED UNDER THE PLAN?	4
13	HOW LONG DO I HAVE TO EXERCISE MY OPTIONS UNDER THE PLAN?	4
14	HOW IS THE EXERCISE PRICE OF MY OPTIONS DETERMINED?	4
15	HOW DO I EXERCISE MY OPTIONS UNDER THE PLAN?	4
16	WHAT IS A CASHLESS EXERCISE OR “SAME DAY SALE”?	5
17	CAN I TRANSFER MY AWARDS UNDER THE PLAN?	5
18	WHAT ARE THE TERMS OF DIRECTOR OPTIONS?	5
19	WHAT WILL HAPPEN TO MY OPTIONS IN THE EVENT OF A TERMINATION OF MY EMPLOYMENT WITH (OR PROVISION OF SERVICE TO) THE COMPANY?	6
20	WHEN MAY I SELL MY SHARES?	6
21	WHAT RESTRICTIONS APPLY IF I AM AN AFFILIATE?	6
22	ARE THERE ANY RESTRICTIONS ON RESALE THAT APPLY EVEN IF I AM NOT AN AFFILIATE?	7
23	IS AN AWARD GRANTED UNDER THE PLAN AN EMPLOYMENT CONTRACT?	7
24	AFTER I RECEIVE AN AWARD UNDER THE PLAN CAN I VOTE MY SHARES?	7
25	DO MY AWARDS GET ADJUSTED FOR FUTURE EVENTS?	7

i

26	WHAT HAPPENS TO THE AWARDS GRANTED TO ME UNDER THE PLAN IN A MERGER OR SIMILAR EVENT?	7
27	HOW IS THE PLAN ADMINISTERED?	8
28	WHAT IF THERE IS A DISPUTE CONCERNING AN AWARD GRANTED UNDER THE PLAN?	8
29	HOW CAN THE PLAN CHANGE?	9
30	WHERE CAN I GET ADDITIONAL INFORMATION ABOUT THE PLAN OR MY AWARDS UNDER THE PLAN?	9
31	WILL I RECEIVE INFORMATION PROVIDED TO STOCKHOLDERS OF THE COMPANY?	9
32	IS THE PLAN SUBJECT TO ANY PROVISIONS OF ERISA?	9
33	DO ANY SPECIAL PROVISIONS APPLY TO NON-UNITED STATES PARTICIPANTS IN THE PLAN?	9
T1.	WILL I HAVE FEDERAL INCOME TAX LIABILITY IF I AM GRANTED AN INCENTIVE STOCK OPTION?	10
T2.	WILL I HAVE FEDERAL INCOME TAX LIABILITY IF I EXERCISE AN INCENTIVE STOCK OPTION?	10
T3.	WHEN WILL I BE SUBJECT TO FEDERAL INCOME TAX ON SHARES ACQUIRED UNDER AN INCENTIVE STOCK OPTION?	10
T4.	WHAT CONSTITUTES A DISPOSITION OF INCENTIVE STOCK OPTION SHARES?	12
T5.	HOW DO I DETERMINE MY FEDERAL INCOME TAX LIABILITY WHEN I SELL MY SHARES?	11
T6.	WHAT IF I MAKE A QUALIFYING DISPOSITION?	11
T7.	WHAT ARE THE NORMAL TAX RULES FOR A DISQUALIFYING DISPOSITION?	12
T8.	WHAT ARE THE FEDERAL TAX CONSEQUENCES TO THE COMPANY?	13
T9.	WHAT HAPPENS IF I PAY THE EXERCISE PRICE OF AN INCENTIVE STOCK OPTION BY DELIVERING SHARES THAT I ACQUIRED BY EXERCISING ANOTHER INCENTIVE STOCK OPTION, IF THE DELIVERY OF THE SHARES RESULTS IN A DISQUALIFYING DISPOSITION?	13
T10.	WHAT HAPPENS IF I PAY THE EXERCISE PRICE OF AN INCENTIVE STOCK OPTION WITH SHARES THAT I ACQUIRED THROUGH (A) AN INCENTIVE STOCK OPTION AND HELD FOR THE REQUISITE HOLDING PERIODS, (B) A NON-QUALIFIED STOCK OPTION OR (C) OPEN-MARKET PURCHASES?	14
T11.	WHAT HAPPENS IF I MAKE A DISQUALIFYING DISPOSITION OF SHARES PURCHASED UNDER AN INCENTIVE STOCK OPTION WITH SHARES?	14
T12.	WILL I HAVE FEDERAL INCOME TAX LIABILITY IF I AM GRANTED A NON-QUALIFIED STOCK OPTION?	14
T13.	WILL I HAVE FEDERAL INCOME TAX LIABILITY IF I EXERCISE A NON-QUALIFIED STOCK OPTION?	15
T14.	WILL I RECOGNIZE ADDITIONAL INCOME IF I SELL SHARES ACQUIRED UNDER A NON-QUALIFIED STOCK OPTION?	15

ii

T15.	WHAT HAPPENS IF I PAY THE EXERCISE PRICE OF A NON-QUALIFIED STOCK OPTION WITH SHARES THAT I PREVIOUSLY ACQUIRED BY EXERCISING AN OPTION OR THROUGH AN OPEN-MARKET PURCHASE?	15
T16.	WHAT ARE THE FEDERAL TAX CONSEQUENCES TO THE COMPANY?	15
T17.	WILL I HAVE FEDERAL INCOME TAX LIABILITY IF I TRANSFER A NON-QUALIFIED STOCK OPTION?	16
T18.	WILL I HAVE FEDERAL GIFT TAX LIABILITY IF I TRANSFER A NON-QUALIFIED STOCK OPTION?	16
T19.	WILL I HAVE FEDERAL INCOME TAX LIABILITY IF MY TRANSFEREE EXERCISES A NON-QUALIFIED STOCK OPTION?	16
T20.	WILL A TRANSFEREE HAVE FEDERAL INCOME TAX LIABILITY IF HE OR SHE EXERCISES A NON-QUALIFIED STOCK OPTION?	16
T21.	WILL I RECOGNIZE ADDITIONAL INCOME IF A TRANSFEREE SELLS SHARES ACQUIRED UNDER A NON-QUALIFIED STOCK OPTION?	16
T22.	WILL A TRANSFEREE RECOGNIZE ADDITIONAL INCOME IF HE OR SHE SELLS SHARES ACQUIRED UNDER A NON-QUALIFIED STOCK OPTION?	17
T23.	WHAT IS THE EFFECT OF MAKING A SECTION 83(B) ELECTION?	17
T24.	WHAT IS THE ALTERNATIVE MINIMUM TAX?	17
T25.	HOW IS ALTERNATIVE MINIMUM TAXABLE INCOME CALCULATED?	18
T26.	IS THE SPREAD ON AN INCENTIVE STOCK OPTION AT THE TIME OF EXERCISE NORMALLY INCLUDED IN MY ALTERNATIVE MINIMUM TAXABLE INCOME?	18
T27.	HOW WILL THE PAYMENT OF ALTERNATIVE MINIMUM TAX IN ONE YEAR AFFECT THE CALCULATION OF MY TAX IN A LATER YEAR?	18

iii

INTRODUCTION

This Prospectus summarizes certain key provisions of the Semiconductor Manufacturing International Corporation 2014 Stock Option Plan (the “Plan”). This Prospectus provides information about the awards of options to purchase Common Shares granted or to be granted under the Plan. A Registration Statement on Form S-8 with respect to the Initial Shares subject to the awards (the “Registration Statement,” and, together with any additional registration statement pertaining to the Plan that may be hereafter filed with the SEC, the “Registration Statements”) was filed with the Securities and Exchange Commission (the “SEC”) on January 6, 2014 (No. 333-193189).

Throughout this Prospectus, we refer to Semiconductor Manufacturing International Corporation and its subsidiaries (where applicable) as “SMIC,” the “Company,” or “we.” When we refer to the “Board,” we mean Semiconductor Manufacturing International Corporation’s board of directors. In general, when we refer to the “Committee,” we mean the Compensation Committee of the Board except where otherwise stated. When we refer to the “Common Shares” or the “Shares,” we mean the Company’s ordinary shares in the capital of the Company, par value $0.0004 per share. When we refer to the “ADSs,” we mean the Company’s American Depositary Shares.

Certain key provisions of the Plan are summarized below. This summary is qualified in its entirety by reference to the complete text of the Plan, a copy of which is attached to this Prospectus as Appendix A. In the event of any inconsistency between the information contained in this Prospectus and the Plan, the Plan will govern.

Additional information may be obtained by contacting the Company’s Human Resources Department at the following address:

Semiconductor Manufacturing International Corporation

No. 18 Zhangjiang Road

Pudong New Area, Shanghai 201203

People’s Republic of China

Attn: Human Resources Department

Telephone: (+86-21) 5080-2000

QUESTIONS AND ANSWERS ABOUT THE PLAN

1.	What is the status of the Plan?

The Plan was adopted by the Board to become effective on the date on which the latest of the following events shall occur (the “Effective Date”):

(i)approval by the Board;

(ii)approval by the shareholders of SMIC at a general meeting; and

(iii) registration of the Plan with the PRC State Administration of Foreign Exchange.

The number of Common Shares that may be issued pursuant to the Plan and the Company’s 2014 Employee Stock Purchase Plan (the “Global Limit”) shall not, in the aggregate, exceed 3,207,377,124 Common Shares. In no event may the number of Common Shares that may be issued pursuant to any outstanding stock option granted under this Plan or other stock option plan of the Company or any outstanding purchase right granted under the Company’s 2014 Employee Stock Purchase Plan or any other employee stock purchase plan of the Company exceed, in the aggregate, thirty percent (30%) of the issued and outstanding Common Shares in issuance from time to time, subject to such changes with respect to such thirty percent (30%) limit that may apply from time to time under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “HK Listing Rules”). No more than 3,207,377,124 Common Shares shall be issued pursuant to the exercise of incentive stock options.

For purposes of calculating the number of Common Shares available for issuance under the Plan, the issuance of an ADS is deemed to be equal to a number of Common Shares determined by multiplying (i) the number of ADSs issued under the Plan by (ii) fifty (50).

Unless earlier terminated by the Board, the Plan will continue in effect (and awards may be granted under it) until the tenth anniversary of its Effective Date.

2.	What is the purpose of the Plan?

The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, or any current or future subsidiary, by offering such persons an opportunity to participate in the Company’s future performance through awards of stock options.

3.	Who is eligible to participate in the Plan?

Employees, directors (including non-employee directors) and consultants of the Company or any subsidiary of the Company are eligible to receive awards under the Plan.

4.	What kinds of awards are granted under the Plan?

The Company may grant “Options” under which the recipient has the right to purchase Common Shares or ADSs at a price determined on the date of grant. For tax purposes, Options are classified as either non-qualified stock options or incentive stock options.

5.	What kinds of awards am I eligible to receive under the Plan?

If you are an employee of the Company or any subsidiary of the Company, you may be granted incentive stock options, non-qualified stock options, or any combination thereof. Non-employees providing services to the Company or any subsidiary of the Company may receive non-qualified stock options.

6.	How do I track the price of Common Shares?

Common Shares are traded on The Stock Exchange of Hong Kong Limited under the stock code “981.” Daily quotations appear in the financial sections of most daily newspapers and over the Internet.

7.	What is an ADS?

ADSs or “American Depositary Shares” are issued by a U.S. bank against deposit with the bank of shares of a non-U.S. company. ADS facilities are implemented to make shareholding in foreign corporations by U.S. shareholders more convenient. JPMorgan Chase Bank is the depositary bank for SMIC ADSs, and we will sometimes refer to JPMorgan Chase Bank as the “Depositary.” Each ADS represents fifty (50) underlying Common Shares on deposit with the Depositary.

8.	How do I track the price of the ADSs?

ADSs are traded on the New York Stock Exchange under the symbol “SMI.” Daily quotations appear in the financial sections of most daily newspapers and over the Internet (e.g., <www.nyse.com> and <www.google.com/finance>).

9.	What are the foreign exchange risks that apply?

Our ADSs trade in the United States and have a U.S. dollar quoted price. The principal trading market for Common Shares, however, is The Stock Exchange of Hong Kong Limited, where the Common Shares are quoted in Hong Kong dollars, the currency of Hong Kong. Consequently, the ADS and Common Share prices may be affected by fluctuations in the exchange rate between the Hong Kong dollar and the U.S. dollar.

At any future date when you choose to sell the Common Shares that you acquire upon exercise of your Options, or ADSs into which you have had Common Shares converted, the amount of proceeds that you receive will be influenced by the exchange rate at that time.

In the event of a dividend or other distribution, if exchange rates fluctuate during any period of time when the Depositary cannot convert a foreign currency into U.S. dollars, the ADS holder may lose some or all of the value of the distribution.

10.	Is there a limit to the number or size of Options I may receive under the Plan?

The Plan, in accordance with the Internal Revenue Code of 1986, as amended (the “Code”) limits the aggregate fair market value (determined as of the date the Option is granted) of the shares with respect to which incentive stock options are exercisable for the first time by a recipient during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any parent, affiliate or subsidiary of the Company) to not more than $100,000.

The total number of Common Shares underlying Options granted by the Company pursuant to this Plan or any other stock option plan of the Company to, and the total number of Common Shares that may be purchased under one or more purchase rights granted under the Company’s 2014 Employee Stock Purchase Plan or any other employee stock purchase plan of the Company by, a participant (including both exercised and outstanding Options) in any twelve-month period may not exceed at any time one percent (1%) (or 0.1% in the case of an “independent non-executive director” (as that term is used in the HK Listing Rules) of the then issued and outstanding Common Shares subject to such changes from time to time to applicable HK Listing Rules.

11.	Where do I find the terms of my Options?

Each Option is evidenced by a document in a form approved by the Committee that contains the terms and provisions applicable to the grant. We generally refer to the document that sets forth the terms of your Options as an “Award Document.” You may review your Award Document by accessing the website on the Internet (www.options.equiserve.com) established for maintaining information regarding the Company’s equity-based award program and following the instructions thereon. Requests for a copy of your Award Document can also be directed to the Human Resources Department at the following address:

Semiconductor Manufacturing International Corporation
No. 18 Zhangjiang Road
Pudong New Area, Shanghai 201203
People’s Republic of China
Attn:Human Resources Department
Telephone: (+86-21) 5080-2000

12.	When can I exercise Options granted under the Plan?

The exercisability and the vesting of your Option was determined by the Committee at the time of grant and is set forth in your Award Document. If you have any questions about the exercisability of your Option under the Plan, please refer to your Award Document.

13.	How long do I have to exercise my Options under the Plan?

The term of your Option is generally set forth in your Award Document. The Plan provides that Options generally must be exercised within 10 years after the grant date, unless earlier terminated as described in Question 19 below. If on the grant date of an incentive stock option you own (directly or indirectly through the attribution rules of Code Section 424(d)) more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a “Ten Percent Owner”), the term of your incentive stock option cannot exceed 5 years.

14.	How is the exercise price of my Options determined?

The Committee determines the per share exercise price for Options awarded under the Plan. The exercise price of Options granted under the Plan cannot be less than 100% of the fair market value of the Common Shares on the date of grant. Fair market value of (i) a Common Share means the higher of (A) the closing price of the Common Shares on The Stock Exchange of Hong Kong Limited (as stated in its daily quotations sheet) on the applicable date of grant (which must be a business day) and (B) the average closing price of the Common Shares on The Stock Exchange of Hong Kong Limited (as stated in the relevant daily quotations sheet of The Stock Exchange of Hong Kong Limited) for the five business days immediately preceding the date of grant and (ii) an ADS means the higher of (A) the closing price of the ADSs on the NYSE on the applicable date of grant and (B) the average closing price of the ADSs on the NYSE for the five business days immediately preceding the date of grant.

15.	How do I exercise my Options under the Plan?

You may exercise your Options (in whole or in part) by following the procedure set forth in your Award Document. Generally, you may exercise the vested portion of an Option by delivering to the Company and the Depositary (where applicable) (i) a notice setting forth your election to exercise and the number of Common Shares or ADSs being purchased (i.e., accessing the website on the Internet (www.options.equiserve.com) established for maintaining information regarding the Company’s equity-based award program and following the instructions for exercise), (ii) any other documents required by the Company or the Depositary and (iii) payment in full of the exercise price of the Options being exercised.

You may pay the exercise price of your Option in the permissible form(s) set forth in your Award Document, which may include (i) cash or surrender of previously owned Common Shares or ADSs or a combination thereof, (ii) a broker-assisted or other form of cashless exercise or “same day sale” arrangement provided the Company has established such a program, or (iii) the withholding of Common Shares or ADSs subject to the Option with a market value equal to the aggregate exercise price of the portion of the Option subject to exercise . Upon receipt of the notice of exercise and any other required documents, payment in full for the Common Shares or ADSs being purchased, and payment or other adequate provision for any non-United States or United States state or federal withholding tax obligation of the Company, the Company will record the issuance of the shares on its corporate records.

16.	What is a cashless exercise or “same day sale”?

A cashless exercise or same day sale is a method that allows you to exercise your Option without providing any cash up front for the exercise price. You and a broker dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) make a commitment whereby you elect to exercise your Option and to sell a portion of the shares purchased to pay for the Option exercise price and the FINRA Dealer commits to forward the exercise price (and any required tax withholding) directly to the Company upon receipt of the shares.

17.	Can I transfer my awards under the Plan?

You may not transfer any Options awarded under the Plan, except by will or by the laws of descent and distribution or pursuant to a domestic relations order. However, under the Plan, the Committee, in its sole discretion, may permit the transfer of your Options (for no consideration) to:

•	your family members;
•	one or more trusts established in whole or in part for the benefit of one or more of such family members; or
•	one or more partnerships that are established in whole or in part for the benefit of one or more of such family members.

During your lifetime, you and the permitted transferees described immediately above are the only persons (or entities, as the case may be) who may exercise your Option.

18.	What are the terms of Director Options?

A  member of the Board who is not an employee, a“Non–Employee Director,” receives Director Options. A Director Option entitles the Non-Employee Director to whom the Director Option was granted to purchase a specified number of Common Shares or ADSs during a specified period at a specified price. The terms and provisions of Director Options shall be set forth in a written Award Document and delivered or made available to the Non-Employee Director as soon as practicable following the date of grant. The terms of Director Options may vary among Non-Employee Directors, and the Plan does not impose upon the Board any requirement to grant Director Options subject to uniform terms.

Hong Kong Black-Out Period

Notwithstanding anything contained in the Plan or in any Award Document to the contrary, if the grant of any Director Options would be prohibited due to the laws of Hong Kong that prohibit any dealings during the period commencing one month immediately prior to the earlier of (a) the date of the meeting of the Board for the approval of the Company’s quarterly, interim or annual results and (b) the deadline under the HK Listing Rules to announce its quarterly, interim or annual results, and ending on the date of the results announcement, subject to such changes from time to time to applicable HK Listing Rules, as determined by the Committee, the date of grant of such Director Options shall be a day determined in accordance with the terms of the Company’s Insider Trading Compliance Program and applicable rules, laws and regulations.

Terms and Conditions of Director Options

The exercise price per share subject to each Director Option shall be the Fair Market Value on the relevant date of grant.  Each Director Option shall expire on the tenth anniversary of the date of grant, subject to earlier expiration. A Director Option shall become vested upon the occurrence of applicable vesting dates as set forth in the applicable Award Document, provided the Non-Employee Director has remained in service as a director through the vesting date. In addition, the Board may accelerate (i) the vesting of a Director Option or (ii) the date on which any Director Option first becomes exercisable, and, further, may extend the period during which a Director Option remains exercisable (except that no Director Options may be exercised after the tenth anniversary of the date of grant thereof). Following termination of a Non-Employee Director’s service on the Board, the former Non-Employee Director (or the former Non-Employee Director’s estate, personal representative or beneficiary, as the case may be) shall have the right to exercise all Director Options that had vested as of the date of termination of service with the Board during the 120 day period following such termination of service. Unless the Board determines otherwise, the unvested portion of a Director Option shall be forfeited in full if the director’s service with the Board ends for any reason prior to the applicable vesting date.

19.	What will happen to my Options in the event of a termination of my employment with (or provision of service to) the Company?

The terms governing the effect upon your Options of a termination of your employment with (or provision of service to) the Company will be set forth in your Award Document, subject to the following limitations set forth in the Plan:

•	In no event may any Option be exercised on or after the end of the applicable term.
•

In the event that your employment with (or provision of service to) the Company is terminated for Cause (as such term is defined in the Plan), all Options, whether or not then vested, will be immediately forfeited.

•

The sale or other divestiture of a subsidiary, division or operating unit of the Company will, for all purposes of the Plan, be treated as a termination of your employment with respect to Options held by you if you are employed by such subsidiary, division or operating unit.

20.	When may I sell my shares?

You may sell your vested shares at any time, unless you are subject to securities law restrictions as described below. A sale of your shares will probably have tax consequences. Please see “Questions and Answers on Federal Tax Consequences” below.

21.	What restrictions apply if I am an affiliate?

In general, executive officers and other persons with power to manage and direct Company policies, relatives of these persons and trusts, estates, corporations or other entities controlled by any of these persons or their relatives may be deemed to be Company affiliates. Company affiliates must resell their shares in compliance with Securities and Exchange Commission Rule 144. This rule requires such sales to be effected in “broker’s transactions,” as defined in the rule, and a written notice of each sale must be filed with the Securities and Exchange Commission at the time of the sale. The rule also limits the number of shares that may be sold in any three‑month period by affiliates to the greater of (a) 1% of the outstanding shares or (b) the average weekly reported volume of trading in shares during the four calendar weeks preceding the filing of the required notice of proposed sale. However, the holding period requirement of Rule 144 will not apply to any shares acquired under the Plan.

22.	Are there any restrictions on resale that apply even if I am not an affiliate?

Your purchases and sales of shares are subject to Rule 10b‑5 under the Exchange Act. Rule 10b‑5 makes it unlawful to trade in shares of the Company when you have material information about the Company that is not yet known to the general public. In addition, your transactions in shares of the Company must comply with the Company’s insider trading policy.

If you are an officer or director of the Company or a stockholder who owns more than 10% of the Company’s outstanding securities, you should consult with counsel before offering for sale any shares acquired under the Plan in order to ensure your compliance with Rule 144 and all other applicable provisions of federal and state securities laws.

23.	Is an award granted under the Plan an employment contract?

No. Awards granted to you under the Plan do not impose any obligation whatsoever upon you or the Company to continue your relationship (whether as an employee, director or consultant) with the Company or any affiliate of the Company. Such relationship is terminable at will by you or the Company or any affiliate of the Company, unless otherwise specifically agreed in a written contract between you and the Company.

24.	After I receive an award under the Plan can I vote my shares?

You have no voting or dividend rights with respect to any shares prior to the time shares are actually issued to you (e.g., after you exercise an Option). After Common Shares have been issued to you, you will be a stockholder and have all the rights of a stockholder with respect to such Common Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Common Shares. If you exercise your Option to purchase ADSs, you will have the right to receive dividends through the Depositary pursuant to the Deposit Agreement by and between the Company and the Depositary but you may not be able to exercise voting rights attaching to the Common Shares evidenced by your ADSs on an individual basis.

25.	Do my awards get adjusted for future events?

Under the Plan, in the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of and kind of Common Shares and/or ADSs reserved for issuance and future grant under the Plan, (b) the exercise prices of and number of Common Shares and/or ADSs subject to outstanding Options, and (c) the number of Common Shares and/or ADSs that may be granted as incentive stock options shall be adjusted by the Committee, in its discretion.

26.	What happens to the awards granted to me under the Plan in a merger or similar event?

The Committee may specify at or after the date of grant of an Option the effect that a Change in Control (as defined below) will have on such Option. Such Committee discretion may include one or more of the following:

•	shortening the period during which Options are exercisable (so long as they can be settled for at least thirty (30) days after the date notice of such shortening is given to the Participants);
•	accelerating any vesting schedule to which an Option is subject or waive, in whole or in part, any performance conditions to such vesting;

•

arranging to have the surviving or successor entity or any parent entity thereof assume the Options or grant Options with appropriate adjustments in award consideration, payment terms and number and kind of securities issuable upon exercise or payment;

•

adjusting Options or their replacements so that such Options are in respect of the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of such transaction with respect to or in exchange for the number of Common Shares or ADSs purchasable and receivable upon settlement of the awards had such settlement occurred in full prior to such transaction; or

•

canceling Options upon payment to the Participant in cash of an amount that is the equivalent of the excess of the market value of the Common Shares or ADSs upon the exercise of such Option (less, if applicable, any exercise price applicable thereto).

The Committee may, in contemplation of a Change in Control, accelerate the vesting, settlement or payment of Options to a date prior to the Change in Control, if the Committee determines that such action is necessary or advisable to allow Participants to realize fully the value of their Options in connection with such Change in Control. Unless the Committee determines otherwise, in the event of a Change in Control that is a complete liquidation or dissolution of SMIC, all awards outstanding at the time of such Change in Control will terminate without further action by any person.

As defined in the Plan, a “Change in Control” will generally occur when: (i) a person or entity acquires beneficial ownership of 35% or more of the then-outstanding shares of SMIC entitled to vote in the election of the directors of the Board; (ii) the consummation after approval by the shareholders of a complete liquidation or dissolution of SMIC; (iii) the consummation after approval by the shareholders of a merger, amalgamation or consolidation of SMIC with any other corporation, the issuance of voting securities of SMIC in connection with a merger, amalgamation or consolidation of SMIC or sale or other disposition of all or substantially all of the assets of SMIC or the acquisition of assets of another corporation; (iv) there is a substantial change in the composition of the Board; or (v) any change in control as defined in the Hong Kong Code on Takeovers and Mergers.

27.	How is the Plan administered?

The Plan is administered by the Committee or any successor committee thereto or any other appointed from time to time by the Board to administer the Plan. The Board has delegated its authority to administer the Plan to the Committee, except as otherwise provided in the Plan.

Anything in the Plan to the contrary notwithstanding, the Board shall exercise all authority and responsibility with respect to Director Options unless otherwise required by HK Listing Rules. Any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee, may alternatively be exercised by the Board, unless such exercise of authority by the Board would contravene applicable law or the rules of the principal exchange on which the Common Shares or ADSs, as applicable, are then listed for trading. The Committee members serve at the pleasure of the Board and the Board may add or remove Committee members at any time.

The Committee may select the participants under the Plan; determine the type, number, vesting requirements and other features and conditions of awards; interpret the Plan; resolve disputed issues of fact; and make all other decisions relating to the operation of the Plan.

28.	What if there is a dispute concerning an award granted under the Plan?

Subject to the provisions of the Plan, the Committee has the authority to construe and interpret any of the provisions of the Plan or any awards granted thereunder. Such interpretations are final and binding on the Company and on you. Members of the Board or the Committee may be contacted by writing to them at the Company’s principal executive offices.

29.	How can the Plan change?

Subject to the terms and conditions of the Plan and applicable law, the Board may terminate or amend the Plan in any respect provided it does not, without stockholder approval, amend the Plan in any manner that requires such shareholder approval pursuant to the Code or other applicable law or listing requirement. In any case, no amendment may adversely affect your outstanding awards without your written consent.

30.	Where can I get additional information about the Plan or my awards under the Plan?

The questions and answers contained herein are simply meant to be a guide to the principal terms of the Plan and are qualified in their entirety by the express provisions of the Plan and the written agreement between you and the Company governing your award. You may contact Employee Stock Affairs with any specific questions you may have regarding the Plan or your individual awards.

31.	Will I receive information provided to stockholders of the Company?

If you hold an award granted under the Plan, you will receive annual financial statements and other material sent by the Company to its stockholders.

32.	Is the Plan subject to any provisions of ERISA?

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is not qualified under Section 401(a) of the Code.

33.	Do any special provisions apply to non-United States participants in the Plan?

The Board or Committee may make special rules and procedures applicable to participants in the Plan who are not citizens of or residents of the United States, including which subsidiaries are covered by the Plan, whether any awards should be modified for non-United States law, whether any sub-plan should be established, or any other action that is deemed necessary or advisable to comply with non-United States law.

QUESTIONS AND ANSWERS ABOUT THE U.S. FEDERAL TAX CONSEQUENCES

The questions and answers below explain the U.S. and non-U.S. (in the International Tax Addendum) income tax consequences of your participation in the 2014 Stock Option Plan. The Company does not explain the state and local tax treatment, and you should know that the state and local tax treatment may vary from the U.S. and non-U.S. (in the International Tax Addendum) income tax treatment. In any event, you should consult your own tax advisor as to the tax consequences of your particular transactions under the Plan.

INCENTIVE STOCK OPTIONS

T1.	Will I have federal income tax liability if I am granted an incentive stock option?

No.

T2.	Will I have federal income tax liability if I exercise an incentive stock option?

No. You will not recognize taxable income when the incentive stock option is exercised. However, you do recognize alternative minimum taxable income equal to the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid for those shares. Please see Question T24 below.

T3.	When will I be subject to federal income tax on shares acquired under an incentive stock option?

Generally, you will recognize income in the year in which you dispose of the shares purchased under your incentive stock option.

T4.	What constitutes a disposition of incentive stock option shares?

You dispose of shares purchased under an incentive stock option when you transfer legal title to those shares by:

•	Sale,
•	Exchange,
•	Gift, or
•	Delivery of the shares to pay the exercise price of another incentive stock option before you satisfy the incentive stock option holding periods.

However, a disposition will not occur if you engage in any of the following transactions:

•	A transfer to your spouse,

•	A transfer into joint ownership with right of survivorship, if you remain one of the joint owners,
•	A pledge of the shares as collateral for a loan,
•	A transfer by bequest or inheritance upon your death, or
•	Certain tax-free exchanges of the shares permitted under the Code.
T5.	How do I determine my federal income tax liability when I sell my shares?

Your federal income tax liability will depend upon whether you make a qualifying or disqualifying disposition of the shares purchased under your incentive stock option.

You make a qualifying disposition if your sale or other disposition of the shares takes place (a) more than two years after the grant date of the incentive stock option and (b) more than one year after the date the option was exercised for the particular shares involved in the disposition.

A  disqualifying disposition is any sale or other disposition made before both of these minimum holding periods are satisfied.

T6.	What if I make a qualifying disposition?

You will recognize a long-term capital gain equal to the excess of (a) the amount realized upon the sale or disposition over (b) the exercise price paid for the shares. You will recognize a capital loss if the amount realized is lower than the exercise price paid for the shares.

Example:

•	On October 1, 2014, the Company grants you an incentive stock option for 1,000 shares with an exercise price of $35.00 per share.
•	On November 1, 2016, you exercise this option when the market price is $45.00 per share.
•	On December 1, 2017, you sell the shares for $50.00 per share.

Because you sell the shares (a) more than two years after the grant date of October 1, 2014, and (b) more than one year after the exercise date of November 1, 2016, the sale is a qualifying disposition of the shares.

For federal income tax purposes, you will recognize a long-term capital gain of $15.00 per share.

T7.	What are the normal tax rules for a disqualifying disposition?

Normally, when shares purchased under an incentive stock option are subject to a disqualifying disposition, the optionee will recognize ordinary income at the time of the disposition in an amount equal to the excess of (a) the fair market value of the shares on the exercise date over (b) the exercise price paid for those shares. If the disqualifying disposition is effected by means of an arm’s length sale or exchange with an unrelated party, the ordinary income will be limited to the amount equal to the excess of (a) the amount realized from the disposition of the shares over (b) the exercise price paid for the shares.

The Company reports the amount of your disqualifying disposition income on your W-2 wage statement for the year of the disposition. You are responsible for paying any applicable taxes.

Any additional gain recognized from the disqualifying disposition will be capital gain. The capital gain will be long-term if you held the shares more than 12 months and short-term if you held the shares 12 months or less. Short-term capital gains are generally taxed at the same rate as ordinary income.

Example:

•	On October 1, 2014, the Company grants to you an incentive stock option for 1,000 shares with an exercise price of $35.00 per share.
•	On November 1, 2016, you exercise this option when the market price is $45.00 per share.
•	On March 1, 2017, you sell the shares for $50.00 per share.

Because you sell the shares less than one year after the exercise date of November 1, 2016, you make a disqualifying disposition of the shares. For federal income tax purposes, the $15 per share gain will be divided into two components:

Ordinary Income: You will recognize ordinary income in the amount of $10.00 per share: the $45.00 per share market price of the shares on the exercise date minus the $35.00 per share exercise price. The $10 of ordinary income is added to the $35 exercise price to become your “basis” in the share.

Capital Gain: You will also recognize a short-term capital gain of $5.00 per share: the $50 per share sale price minus your $45 per share basis.

If you make a disqualifying disposition of the incentive stock option shares in an arm’s length transaction with an unrelated party for more than the exercise price paid for those shares but less than the market value on the exercise date, then your ordinary income will be limited to the excess of (a) the amount realized from the disposition of the shares over (b) the exercise price paid for the shares. For example, if the shares in the above Example were sold for $37.00 per share in the disqualifying disposition, you would only recognize ordinary income of $2.00 per share.

If you make a disqualifying disposition of the incentive stock option shares in an arm’s length transaction with an unrelated party for less than the exercise price paid for those shares, then you will not recognize any ordinary income and will recognize a capital loss equal to the excess of (a) the exercise price paid for the shares over (b) the amount realized from the disposition of those shares. For example, if the shares in the above Example were sold for $33.00 per share in the disqualifying disposition, then you would simply recognize a short-term capital loss of $2.00 per share.

T8.	What are the federal tax consequences to the Company?

If you make a qualifying disposition of incentive stock option shares, then the Company cannot take an income tax deduction with respect to such shares. If you make a disqualifying disposition of the shares, then the Company will be entitled to an income tax deduction equal to the amount of ordinary income that you recognize in connection with the disposition. The deduction will, in general, be allowed to the Company in the taxable year in which your disposition occurs.

T9.

What happens if I pay the exercise price of an incentive stock option by delivering shares that I acquired by exercising another incentive stock option, if the delivery of the shares results in a disqualifying disposition?

If you use shares acquired under an incentive stock option to pay the exercise price under another incentive stock option before the holding periods are satisfied for the first incentive stock option, then you will be subject to ordinary income taxation. The amount of the ordinary income is equal to the excess of (a) the fair market value of the delivered shares at the time of their original purchase over (b) the exercise price paid for the delivered shares. You do not recognize any capital gain upon the delivery of the shares to pay the exercise price.

The tax basis and long-term capital gain holding periods for the shares purchased upon exercise of the second incentive stock option will be determined as follows:

•

To the extent that the newly purchased shares equal in number the delivered shares, the basis for the new shares will be equal to the fair market value of the delivered shares when they were originally purchased. The long-term capital gain holding period for the new shares will include the period for which the delivered shares were held, measured from their original purchase date.

•

To the extent that the number of newly purchased shares is greater than the number of delivered shares, the additional shares will have a zero basis and a long-term capital gain holding period generally measured from the exercise date of the second incentive stock option.

•	The holding period for all new shares, for purposes of qualifying for incentive stock option treatment, does not begin until the exercise date of the second incentive stock option.
T10.

What happens if I pay the exercise price of an incentive stock option with shares that I acquired through (a) an incentive stock option and held for the requisite holding periods, (b) a non-qualified stock option or (c) open-market purchases?

If you pay the exercise price under the incentive stock option by using one of the above methods, you will not recognize any taxable income as a result of exercising the incentive stock option. Please see Question T24 below for the alternative minimum tax treatment.

To the extent that the purchased shares equal in number the shares delivered in payment of the exercise price, the new shares will have the same basis and holding period for long-term capital gain purposes as the delivered shares. To the extent the number of purchased shares exceeds the number of delivered shares, the additional shares will have a zero basis and a long-term capital gain holding period generally measured from the new exercise date. The holding period for all new shares, for purposes of qualifying for incentive stock option treatment, does not begin until the exercise date of the second incentive stock option.

T11.	What happens if I make a disqualifying disposition of shares purchased under an incentive stock option with shares?

If you exercise an incentive stock option with shares, then those shares purchased under the incentive stock option that have a zero basis will be treated as the first shares sold (or otherwise transferred) in a disqualifying disposition. Accordingly, upon such a disqualifying disposition, you will recognize ordinary income with respect to the zero basis shares in an amount equal to their fair market value on the date the option was exercised for those shares.

NON-QUALIFIED STOCK OPTIONS

T12.	Will I have federal income tax liability if I am granted a non-qualified stock option?

No.

T13.	Will I have federal income tax liability if I exercise a non-qualified stock option?

Yes. Normally, you will recognize ordinary income in the year in which you exercise a non-qualified stock option in an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares. The Company reports this income on your W-2 wage statement for the year of exercise, and you must satisfy the tax withholding requirements applicable to this income. (If you are not an employee or former employee, the Company will report the income on a Form 1099 and will generally not withhold taxes.)

T14.	Will I recognize additional income if I sell shares acquired under a non-qualified stock option?

Yes. You will recognize a capital gain to the extent that the amount realized from the sale of the shares exceeds your basis in the shares. (Your basis equals the exercise price you paid plus the ordinary income you previously recognized as a result of the exercise.) A capital loss will result if the amount realized from the sale is less than your basis. The gain or loss will be long-term if you held the shares more than 12 months. The holding period normally starts when the non-qualified stock option is exercised.

T15.	What happens if I pay the exercise price of a non-qualified stock option with shares that I previously acquired by exercising an option or through an open-market purchase?

You will not recognize any taxable income to the extent that the shares received from the exercise of the non-qualified stock option equal in number the shares delivered to pay the exercise price. For federal income tax purposes, these newly acquired shares will have the same basis and long-term capital gain holding period as the delivered shares. To the extent that the delivered shares were acquired under an incentive stock option, the new shares received from the exercise of the non-qualified stock option will continue to be subject to taxation as incentive stock option shares. Please see the incentive stock option principles discussed above.

The additional shares received upon the exercise of the non-qualified stock option will, in general, have to be reported as ordinary income for the year of exercise in an amount equal to their fair market value on the exercise date. These additional shares will have a tax basis equal to this fair market value and a long-term capital gain holding period generally measured from the exercise date.

T16.	What are the federal tax consequences to the Company?

The Company will be entitled to an income tax deduction equal to the amount of ordinary income that you recognize in connection with the exercise of a non-qualified stock option. The deduction will, in general, be allowed for the Company’s taxable year in which you recognize the ordinary income.

TRANSFER OF NON-QUALIFIED STOCK OPTIONS

T17.	Will I have federal income tax liability if I transfer a non-qualified stock option?

No.

T18.	Will I have federal gift tax liability if I transfer a non-qualified stock option?

If you transfer a non-qualified stock option as a gift, you may be subject to gift tax liability. If the transferred option is vested and you do not retain any control over the disposition of the option, you will have made a gift for federal gift tax purposes and you will recognize a gift tax liability based on the value of the option. An independent appraisal of the fair market value of transferred options is recommended; please consult your tax advisor. Different rules apply to the transfer of an option incident to divorce and you should consult your tax advisor.

T19.	Will I have federal income tax liability if my transferee exercises a non-qualified stock option?

Yes. You will recognize ordinary income in the year in which a transferee to whom you gifted an option exercises that option. In other words, the income tax is imposed on you, not on the transferee, even though the transferee realizes the benefit of the option. The amount of your ordinary income will be equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares. The Company will report this income on your W-2 wage statement for the year of exercise. Please note that you must satisfy the withholding tax requirements applicable to this income before a transferee may exercise his or her stock option. (If you are not an employee or former employee, the Company will report the income on a Form 1099 and will generally not withhold taxes.) Different rules apply to the transfer of an option incident to divorce and you should consult your tax advisor.

T20.	Will a transferee have federal income tax liability if he or she exercises a non-qualified stock option?

No. A transferee will not recognize any taxable income in the year in which he or she exercises a non-qualified stock option that was received as a gift. Different rules apply to the transfer of an option incident to divorce and you should consult your tax advisor.

T21.	Will I recognize additional income if a transferee sells shares acquired under a non-qualified stock option?

No. You will not recognize additional income when a transferee sells shares acquired under a non-qualified option that you gifted to him or her.

T22.	Will a transferee recognize additional income if he or she sells shares acquired under a non-qualified stock option?

Yes. A transferee will recognize a capital gain to the extent that the amount realized from the sale of the shares exceeds his or her basis in the shares. (A transferee’s basis equals the exercise price that he or she paid plus the ordinary income that you previously recognized as a result of the transferee’s exercise.) A capital loss will result if the amount realized from the sale is less than the transferee’s basis. The gain or loss will be long-term if the transferee held the shares more than 12 months. The holding period for a transferee normally starts when the non-qualified stock option is exercised.

T23.	What is the effect of making a Section 83(b) election?

If you receive or purchase shares that remain subject to vesting, you may elect under Section 83(b) of the Code to include as ordinary income in the year of the award or purchase an amount equal to the excess of (a) the fair market value of the shares on the transfer date over (b) the purchase price (if any) that you paid for the shares. The fair market value of the purchased shares will be determined as if the shares were not subject to forfeiture. If you make the Section 83(b) election, you will not recognize any additional income when the shares vest. Any appreciation in the value of the restricted shares after the award or purchase is not taxed as compensation but instead is taxed as a capital gain when the restricted shares are sold or transferred.

If you make a Section 83(b) election and the restricted shares are later forfeited, you are not entitled to a tax deduction or a refund of the tax already paid.

The Section 83(b) election must be filed with the Internal Revenue Service within 30 days after the shares are awarded or sold to you. Any ordinary income resulting from the election will be subject to applicable tax withholding requirements, if you are an employee or former employee. The election generally is not revocable and cannot be made after the 30-day period has expired.

ALTERNATIVE MINIMUM TAX

T24.	What is the alternative minimum tax?

The alternative minimum tax is an alternative method of calculating the income tax that you must pay each year in order to ensure that a minimum amount of tax is paid for the year. The alternative minimum tax rates are as follows:

•

The first $179,500 ($89,750 for a married taxpayer filing a separate return) of your alternative minimum taxable income for the year over the allowable exemption amount is subject to alternative minimum taxation at the rate of 26%.

•	The balance of your alternative minimum taxable income is subject to alternative minimum taxation at the rate of 28%.

You only pay the alternative minimum tax to the extent that it exceeds your regular federal income tax for the year.

T25.	How is alternative minimum taxable income calculated?

Your alternative minimum taxable income is based on your regular taxable income for the year, adjusted to (a) include certain additional items of income and tax preference and (b) disallow or limit certain deductions otherwise allowable for regular tax purposes.

T26.	Is the spread on an incentive stock option at the time of exercise normally included in my alternative minimum taxable income?

Yes. The spread on an incentive stock option is normally included in your alternative minimum taxable income at the time of exercise. The spread is equal to the fair market value of the purchased shares at the time of exercise minus the exercise price paid for those shares.

A special rule applies if you dispose of the incentive stock option shares in the same year as the option exercise through an arm’s length sale or exchange with an unrelated party. If the amount you realize from the disposition is less than the value of the shares at the time of the exercise, then the alternative minimum taxable income attributable to your option exercise is only equal to the amount you realize from the disposition minus the exercise price you paid. For example, assume that your incentive stock option has an exercise price of $10 per share. You exercise the option when the market value of Company stock is $15 per share. Then you sell the shares in the same year for $12 per share. Without the special rule, you would have alternative minimum taxable income of $5 per share and a short-term capital loss of $3 per share. If the special rule is available, you have alternative minimum taxable income of $2 per share and no capital gain or loss.

As a practical matter, if you make a disqualifying disposition of the incentive stock option shares in the same year as the exercise, the taxable amount for that year is generally the same for the alternative minimum tax and for the regular tax. Therefore, no adjustment is necessary to compute alternative minimum taxable income.

T27.	How will the payment of alternative minimum tax in one year affect the calculation of my tax in a later year?

If you pay alternative minimum tax for one or more taxable years, you may use the amount of the alternative minimum tax (subject to certain adjustments and reductions) as a partial credit against your regular tax for subsequent taxable years. However, you cannot use this credit against your alternative minimum tax in future years. In other words, you may use this credit only to the extent that your regular taxable income exceeds your alternative minimum taxable income.

Upon the sale or other disposition of the purchased shares, whether in the year of exercise or in any subsequent taxable year, your basis for computing the gain for purposes of alternative minimum taxable income (but not regular taxable income) will include the amount of the option spread previously included in your alternative minimum taxable income. If you pay the regular tax in the year of disposition, your basis will not reflect the alternative minimum taxable income attributable to the exercise.

AVAILABILITY OF ADDITIONAL INFORMATION

The Company filed the Registration Statements with the SEC with respect to the shares issuable pursuant to the Plan. The Registration Statements incorporate by reference the following documents:

(a)	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012 filed with the Commission on April 15, 2013, as amended on December 19, 2013;
(b)

All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and

(c)

The description of the Company’s Ordinary Shares set forth under the heading “Description of Share Capital” and “Description of American Depositary Shares” contained in the Company's Registration Statement on Form F-1, as filed with the Commission on March 11, 2004 (File Number 333-112720); and

1) The description of the Company’s American Depositary Shares contained in the form of Deposit Agreement (including the form of American Depositary Receipt) among the Company, JPMorgan Chase Bank, as Depositary, and all owners and beneficial owners from time to time of ADRs issued thereunder, filed as Exhibit (a) to the Company’s Registration Statement on Form F-6, dated March 10, 2004 (File Number 333-112725), and a new form of American Depositary Receipt among the Company, JPMorgan Chase Bank, as Depositary, and all owners and beneficial owners from time to time of ADRs issued thereunder, filed as Exhibit (a)(2) to the Company’s Registration Statement on Form F-6, dated July 20, 2010 (File Number 333-168228).

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act are deemed to be incorporated by reference into the Registration Statements from the date of filing of such documents. All documents incorporated by reference in the Registration Statements are also incorporated herein by reference.

The Company will provide to you, upon written or oral request and without charge: (1) a copy of any document incorporated by reference in the Registration Statements (excluding exhibits to any such documents unless such exhibits are specifically referred to in the Registration Statements); (2) a copy of the Company’s most recent Annual Report to Stockholders; (3) copies of all reports, proxy statements and other communications distributed by the Company to its stockholders generally; and (4) copies of all documents that constitute a part of the Prospectus required to be delivered to each Plan participant.

Please direct all requests to Employee Stock Affairs at the Company:

Semiconductor Manufacturing International Corporation
No. 18 Zhangjiang Road
Pudong New Area, Shanghai 201203
People’s Republic of China
Attn: Human Resources Department
Telephone: (+86-21) 5080-2000

APPENDIX A

Semiconductor Manufacturing International Corporation 2014 Stock Option Plan